October 28, 2009
VIA EDGAR
Division of Corporation Finance
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Attention:     Ms. Lynn Dicker, Staff Accountant
                      Mr. Kevin L. Vaughn, Accounting Branch Chief

Re:	Suntech Power Holdings Co., Ltd. (the “Company”)
Form 20-F for the fiscal year ended December 31, 2008
File No. 001-32689
Dear Ms. Dicker and Mr. Vaughn:
We refer to the letter from Mr. Vaughn dated October 21, 2009 which sets forth comments from the staff of the Securities and Exchange Commission (the “Staff”) with respect to the Company’s Form 20-F for the fiscal year ended December 31, 2008. As discussed with Ms. Dicker, the Company is grateful for the Staff’s courtesy in allowing additional time for the Company to respond to the Staff’s comments. The Company intends to respond to the Staff’s comments by December 4, 2009.
If you have any questions, please do not hesitate to call the undersigned at (415) 268-8841.

Sincerely,
/s/ Kim H. Liou

Kim H. Liou
General Counsel

www.suntech-power.com